OPTION AGREEMENT

made among

TARA MINERALS CORP.

and

AMERICAN METAL MINING, S.A. DE C.V.

 and

CARNEGIE MINING AND EXPLORATION INC.

August 8, 2011

ARTICLE 1  INTERPRETATION                                                               2

1.1 Definitions                                                                                              2

1.2 Included Words                                                                                       8

1.3 Headings                                                                                                8

1.4 References                                                                                             8

1.5 Currency                                                                                                8

1.6 Knowledge                                                                                             8

1.7 Schedules                                                                                               8

1.8 Severability                                                                                             8

ARTICLE 2  REPRESENTATIONS AND WARRANTIES                         9

2.1 Mutual Representations and Warranties                                                   9

2.2 Tara Mexico and Tara Corp. Representations and Warranties                   9

2.3 Survival of Representations and Warranties                                             11

ARTICLE 3  COVENANTS                                                                       11

3.1  Covenants of Tara                                                                                11

3.2  Covenants of CME                                                                               11

ARTICLE 4  OPTION                                                                               12

4.1  Grant of Options                                                                                   12

4.2  Consideration for the Grant of the Options                                              12

4.3  Holder of Concession during Option Period                                            12

4.4  Maintenance of First Option                                                                  12

4.5  Exercise of  First Option                                                                       14

4.6  Maintenance of Second Option                                                              14

4.7  Exercise of Second Option                                                                    15

4.8  Formation of Joint Venture                                                                    15

4.9  Grant and Exercise of Iron Ore Option                                                   16

4.10  Option Termination                                                                              16

ARTICLE 5  OPTION PERIODS’ RIGHTS AND OBLIGATIONS            17

5.1  CME’s Rights during the Option Periods                                                17

5.2  Obligations of Tara Mexico and Tara Corp. during Option Periods           17

5.3  Emergency Expenditures during the Option Periods                                18

5.4  Registered Title during the Option Periods                                              18

5.5  Abandonment during the Option Periods                                                 18

ARTICLE 6  MANAGEMENT COMMITTEE                                            18

6.1  Management Committee                                                                        18

6.2  Members                                                                                              18

6.3  Time of Meetings                                                                                  19

6.4  Notice and Place of Meetings                                                                19

6.5  Meeting via Telephone Conference                                                        19

6.6  Waiver of Notice                                                                                  19

6.7  Quorum                                                                                                19

6.8  Voting                                                                                                  20

6.9  Secretary and Records                                                                          20

6.10 Consent Resolutions                                                                             20

6.11  Binding Decisions                                                                                20

6.12  Costs of Representatives                                                                     20

6.13  Additional Rules                                                                                  20

ARTICLE 7  OPERATOR                                                                          21

7.1  Appointment as Operator                                                                       21

7.2  Status of Operator                                                                                 21

7.3  Qualifications of Operator                                                                      21

7.4  General Duties                                                                                     21

7.5  Duties and Obligations of Operator                                                        21

ARTICLE 8  OPERATION OF THE MINE                                               24

8.1  Operating Plan                                                                                     24

8.2  Approval and Amendment of Operating Plan                                         25

ARTICLE 9  REVENUE SHARING AND FUNDING

OF EXPENDITURES                                                                                25

9.1  Revenue Sharing                                                                                  25

9.2  Funding of Expenditures                                                                       25

ARTICLE 10  TRANSFERS                                                                      26

10.1  Limitations on Transfers                                                                     26

10.2  Exceptions                                                                                         26

10.3  Conditions of Transfers                                                                       26

ARTICLE 11  FORCE MAJEURE                                                             26

11.1  Events                                                                                               26

11.2  Effect of Intervening Events                                                               27

11.3  Obligation to Remove Intervening Events                                             27

11.4  Giving Notice                                                                                     27

ARTICLE 12  CONFIDENTIAL INFORMATION                                    27

12.1  Confidential Information                                                                     27

12.2  Information in Public Domain                                                              27

12.3  Press Release                                                                                    27

12.4  Confidentiality Agreement                                                                  28

ARTICLE 13  DISPUTE RESOLUTION                                                   28

13.1  Negotation Period                                                                              28

13.2  Jurisdiction and Venue                                                                       28

ARTICLE 14  NOTICE                                                                             28

14.1  Notice                                                                                               28

ARTICLE 15  GENERAL                                                                         29

15.1  Termination                                                                                       29

15.2  Entire Agreement                                                                              30

15.3  Expenses                                                                                          30

15.4   Area of Interest                                                                                30

15.5  Other Activities and Interests                                                             30

15.6  No Waiver                                                                                        30

15.7  Further Assurances                                                                           30

15.8  Manner of Payment                                                                           30

15.9  Enurement                                                                                         31

15.10  Special Remedies                                                                             31

15.11  No Strict Construction                                                                      32

15.12  Governing Law                                                                                32

15.13  Time of the Essence                                                                         32

15.14  Counterparts                                                                                    32

Schedule “A-1” Description of Concessions the Don Roman Project

Schedule “A-2” Description of the Iron Ore Properties

Schedule “B” Accounting Procedure

Schedule “C” List of Encumbrances

Schedule “D” Excluded Assets

Schedule “E” Form of Joint Venture Shareholders Agreement

OPTION AGREEMENT

THIS AGREEMENT is made as of the August 8, 2011.

AMONG:

TARA MINERALS CORP., a corporation organized under the laws of the State of Nevada

(“Tara Corp.”)

AND:

AMERICAN METAL MINING, S.A. DE C.V., a corporation incorporated under the laws of Mexico,

(“Tara Mexico”, and together with Tara Corp., “Tara”)

OF THE FIRST PART

AND:

CARNEGIE MINING AND EXPLORATION, INC., a corporation organized under the laws of Panama

(“CME”)

OF THE SECOND PART

WHEREAS:

A.

CME and Tara Corp. entered into a letter of intent (the “LOI”) dated June 24, 2011 which contemplates Tara Corp. and Tara Mexico granting CME or its designated subsidiary the sole and exclusive options to acquire up to an undivided fifty (50%) ownership interest in (i) mineral concessions known as the Don Roman Project located in the State of Sinaloa, Mexico as further described in Schedule “A-1” hereto   (the “Don Roman Project”) and iron ore concessions (the “Iron Ore Properties”) located in Mexico as further described in Schedule “A-2” hereto (collectively, the “Concessions”), and (ii) all the fixtures, tools, vehicles, machinery, equipment and supplies and all other property or rights of any, whether real or personal, of Tara, used directly in respect of the exploration, development and mining of the Concessions except for those listed in Schedule D (the “Assets”).

B.

Tara Mexico is the Holder of the concessions comprising the Don Roman Project and the Iron Ore Properties.

C.

CME, Tara Corp. and Tara Mexico wish to formalize the terms of the LOI by entering into this Option Agreement (“Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the sum of US$10.00 now paid by CME to Tara Mexico and Tara Corp., and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1   INTERPRETATION

1.1

Definitions

For the purposes of this Agreement, except as otherwise defined herein, the following capitalized words and phrases when used herein have the following meanings:

“Accounting Procedure” means the procedure attached to this Agreement as Schedule B.

“Affiliate” of a specified person means a person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the person specified.

“Area of Interest” shall have the meaning ascribed thereto in Section 15.4.

“Assets” has the meaning ascribed thereto in Recital A.

“Business Day” means a day on which banks in Las Vegas, Nevada and Mexico City, Mexico are open for business.

“Cash Consideration” shall have the meaning ascribed thereto in Section 4.2.

“CME” means Carnegie Mining And Exploration, Inc.

“Commercial Production” means, and is deemed to have been achieved, with respect to the Don Roman Project, when the concentrator processing ores, for other than testing purposes, has operated for a period of 30 consecutive production days at an average rate of not less than 75% of the specified Production Rate.

“concession” or “mineral concession” means concesion minera (mineral concession) within the meaning of the Ley Minera (Mineral Law) of the United States of Mexico, as amended from time to time.

“Confidentiality Agreement” means the confidentiality agreement made on December 21, 2011 between Tara and – Claridge Hanlon Resource Engineering/Springbok Development .

“Concessions” has the meaning ascribed thereto in Recital A.

“Concession Area” means the area lying within the Concessions as described in Schedule A.

“Control” means the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares or other ownership interest in any body corporate, limited liability company, partnership, joint venture or any other enterprise.

“Don Roman Project” has the meaning ascribed thereto in Recital A.

“Effective Date” means June 24, 2011.

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, option to purchase or earn an interest, restrictive covenant or other encumbrance or adverse claim or interest of any nature.

“Environmental Laws” means all laws imposing liability for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of human health, safety, the environment or natural resources.

“Expenditures” means all items of outlay and expense whatsoever, direct or indirect, with respect to the Concessions or the acquisition, exploration, development or operation thereof, including without limitation:

(a)

in holding and maintaining the Concessions in good standing (including land maintenance costs and any monies expended as required to comply with applicable laws, regulations, and agreements such as for the completion and submission of assessment work and filings required in connection therewith), in curing title defects and in acquiring and maintaining surface and other ancillary rights;

(b)

in preparing for and in the application for and acquisition of environmental, operating, and other permits necessary or desirable to commence and complete exploration, development and mining activities;

(c)

in doing geophysical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses to determine the quantity and quality of Minerals, water and other materials or substances;

(d)

in the preparation of work programs and evaluations and the presentation and reporting of data and other the results thereof including any program for the preparation of a preliminary assessment, preliminary feasibility study, feasibility study, or other evaluation with respect to the Concessions;

(e)

for all items in connection with the protection of the environment in relation to the Concessions including environmental remediation, rehabilitation;

(f)

in acquiring facilities, equipment, machinery, vehicles, and for the use thereof, and for all parts, supplies and consumables;

(g)

for salaries, wages, benefits and fringe costs including actual labour overhead expenses for employees assigned to exploration and development activities;

(h)

travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Concessions,  including for their food, lodging and other reasonable needs;

(i)

payments to contractors or consultants for work done, services rendered or materials supplied;

(j)

in respect of the operation of a mine, including designing, equipping, improving, constructing, mining, milling, and concentrating;

(k)

all taxes levied against or in respect of the Concessions, or activities thereon, and the costs of insurance premiums and performance bonds or other security ; and

(l)

reasonable management fees or charges for administration or overhead as pre-approved by the Management Committee .

“First Option” shall have the meaning ascribed thereto in Subsection 4.1(a).

“First Option Exercise Notice” shall have the meaning ascribed thereto in Subsection 4.5 (b).

“First Option Period” shall have the meaning ascribed thereto in Subsection 4.5 (a).

“Holder” means, as applicable, the registered holder, beneficial owner or lessor of the relevant concession.

“Holdings” shall have the meaning ascribed thereto in Section 10.1.

“Intervening Event” shall have the meaning ascribed thereto in Section 11.1.

“Iron Ore Commercial Production” means production of iron ore from the Iron Ore Properties at a rate of a minimum of 1,000 tonnes/day or (ii) production of saleable Product containing a minimum of 60% iron ore content from the Iron Ore properties.

“Iron Ore Expenditures” shall have the meaning ascribed thereto in Section 4.9 (a).

“Iron Ore Option” shall have the meaning ascribed thereto in Section 4.9 (a).

“Iron Ore Mineral Interest” shall have the meaning ascribed thereto in Subsection 15.4(b).

“Iron Ore Properties” means the iron ore held by Tara including the iron ore properties set out in Schedule “A-2” hereto, and the iron ore properties currently under negotiation by Tara and “Iron Ore Property” means any one of such Iron Ore Properties.

“Joint Venture Agreement” shall have the meaning ascribed thereto in Subsection 4.8.

“JVC” shall have the meaning ascribed thereto in Subsection 4.8.

“LOI” has the meaning ascribed thereto in Recital A.

“Management Committee” has the meaning ascribed to such term in Section 6.1.

“Mineral Interest” shall have the meaning ascribed thereto in Section 15.4.

“Minerals” means all ores and concentrates or other minerals (including, without limitation, gold, silver, copper, lead, zinc and iron) which are found on or under the Concession Area.

“Mining Operations” means the work done by the Operator in respect of feeding and operating the mill located in the Concession Area in accordance with the Operating Plan, including construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection.

“Net Income” means for any period the cumulative gross proceeds and revenues derived from the Don Roman Project and if CME exercises the Iron Ore Option, the Iron Ore Properties, received by the Operator during such period from the sale of Product (but excluding, if applicable, any proceeds attributable to smelting or refining) plus any insurance proceeds, any government grants referable to the Concessions and any proceeds received by the Operator during such period from the sale or other disposition of any Products and Assets minus Operating Expenses.

“Operations” means every kind of work done or in respect to the production and the abandonment of the Concessions including, investigating, exploring, developing and maintaining the Concessions, preparing reports, estimates and studies, designing, equipping, improving, surveying, constructing, coring, mining, processing, rehabilitation, reclamation and environmental protection.

“Operating Expenses” for any period means the cumulative total of all costs, expenses, liabilities, obligations and charges incurred in connection with Mining Operations, including:

(i)

all costs attributable to the mining, milling, concentrating, production, smelting, refining, treating, processing, transportation, marketing, handling and delivering of Product;

(ii)

all costs of repairing and maintaining buildings, plants, equipment and facilities relating to producing operations;

(iii)

all taxes (excluding income taxes), rates, assessments, fees and duties (whether federal, provincial or municipal) levied or imposed upon the Project or payable on or in respect of or measured by the Products thereof, including all government and other royalties, mining duties or mining taxes (even though based on profits payable on or in respect of or measured by the Products of the Project) payable to any government authority;

(iv)

all costs for management and supervision at the Project and all costs of labour, including salaries, wages and benefits of whatsoever nature and the cost of technical personnel such as engineers, geologists and others who are employed or retained in connection with the production from or operation of the Project, whether located on-site or elsewhere;

(v)

the cost to operate and maintain equipment and facilities, including housing, for the use and welfare of employees at the Project;

(vi)

all sums payable for hospital and medical attention, accident benefits and other sums payable on account of death or injury to employees, and all sums payable as compensation for damages arising in any manner out of the production from or operation of the Project;

(vii)

all costs of consulting, legal, accounting and other professional fees relating to production from or the operation of the Project;

(viii)

all costs for pollution control, reclamation, rehabilitation or any other similar costs incurred or to be incurred as a result of any governmental regulations or requirements related to the Project;

(ix)

all costs of insurance placed or carried upon the Project or any part thereof or the Product produced therefrom or in compliance with requirements of compensation laws or for any other purpose;

(x)

all costs incurred or to be incurred relating to the termination of production from or the operation of the Project;

(xi)

an amount to be established by estimating the cost of rehabilitation which will have to be spent after producing operations on the Project have terminated and charging a portion of the cost quarterly over a period of time commencing no sooner than five years prior to the estimated termination of producing operations on the Project;

(xii)

all costs and expenses directly and indirectly incurred by the Operator in marketing Product or incurred at the site in processing any ore to the state of its most advanced stage of handling or beneficiation, including assaying, representation charges, umpire fees, travel expenses, agency and sales fees and commissions;

(xiii)

costs in respect of definition drilling carried out for purposes of mineral resources or reserves definition, mining and the planning of production, it being understood that any costs in excess of 12% of the budget for operating expenses in any year shall be subject to the approval of the Management Committee; and

(xiv)

reserves for contingencies (not included in item (xi) hereof) that are confirmed by the auditors of the Operator to be reasonable;

but shall not include the Cash Consideration.

“Operating Plan” shall mean the operating plan described in Section 8.1, as approved by the Management Committee.

“ Operative Date ” means the date of this Agreement.

“Options” shall mean the First Option and the Second Option, collectively.

“Option Periods” means the First Option Period and the Second Option Period, collectively.

“Parties” means all of the parties to this Agreement.

“Party” means a party to this Agreement.

 “Permitted Encumbrances” means:

A.

liens, privileges or other Encumbrances imposed by the law such as carriers' liens, warehousemen's liens, builders' liens and other liens, privileges or other charges of a similar nature, provided such liens, privileges and other charges relate to obligations not due or delinquent;

B.

undetermined or inchoate liens, privileges and other Encumbrances incidental to past or current Operations which have not at such time been filed or registered pursuant to the laws;

C.

liens for taxes, assessments, duties, fees, premiums, imposts, levies and other charges imposed by any regulatory authority with jurisdiction over the Concessions that are not at such date due or delinquent; and

D.

public or statutory obligations which are not due or delinquent;

“Phase 1 Start-Up Expenditures” means the Start-Up Expenditures incurred during the Phase 1 Start-Up Period”.

“Phase 2 Start-Up Expenditures” means the Start-Up Expenditures incurred during the Phase 2 tart-Up Period”.

“Phase 3 Start-Up Expenditures” means the Start-Up Expenditures incurred during the Phase 3 Start-Up Period”.

“Phase 1 Start-Up Period” means the period starting on the Operative Date until the date that is 120 days from the Effective Date.

“Phase 2 Start-Up Period” means the period starting at the end of the Phase 1 Start-Up Period until the date that is twelve (12) months from the Operative Date.

“Phase 3 Start-Up Period” means the period starting at the end of the Phase 2 Start-Up Period until the date that is twenty-four (24) months from the Operative Date.

“ Preliminary Assessment ” or “PEA” means the preliminary economic assessment referred to in section 1.C of the LOI. .

 “Prime Rate” means  that interest rate published from time to time by the Wall Street Journal - Western Edition as the prime rate.

“Production Rate” means the tonnage of ore to be fed to the mill or total concentrates to be produced from the mines located in the Concession Area expressed in tonnes per day which for clarity shall not include the production of iron ore.

“Products” means all ores, minerals and mineral products located on, in or under or produced or derived from the Concession Area and includes all beneficiated and other mineral products produced or derived therefrom.

“Project” means the Concessions and the Assets, collectively.

“Second Option” shall have the meaning ascribed thereto in Subsection 4.1(b).

“Second Option Exercise Notice” shall have the meaning ascribed thereto in Subsection 4.6(a).

“Second Option Period” shall have the meaning ascribed thereto in Subsection 4.6 (a).

“Start-Up Expenditures” means the Expenditures spent on the Concessions after the Effective Date but prior to the exercise of the Second Option

“Start-Up Program and Budget” means the work program and budget contained in the PEA as approved by the Management Committee, consisting of (i) a plan specifying the activities to be undertaken in order to re-start Mining Operations in respect of the Project, together with a schedule for such activities, and (ii) a budget specifying an estimate of in the income to be received and the expenses to be incurred in carrying out that plan.

“Tara Corp.” means Tara Minerals Corp.

“Tara Mexico” means American Metal Mining, S.A. de CV.

“Transfer” shall have the meaning ascribed thereto in Section 10.1.

1.2

Included Words

This Agreement will be read with such changes in gender or number as the context requires.

1.3

Headings

The headings to the Articles, Sections, Subsections and clauses of this Agreement are inserted for convenience only and are not intended to affect the construction hereof.

1.4

References

Unless otherwise stated, a reference herein to a numbered or lettered Article, Section, Subsection, clause or schedule refers to the Article, Section, Subsection, clause or schedule bearing that number or letter in this Agreement.  A reference to “this Agreement”, “hereof”, “hereunder”, “herein” or words of similar meaning, means this Agreement including the schedules hereto, together with any amendments thereof.

1.5

Currency

All dollar amounts expressed herein, unless otherwise specified, refer to lawful currency of the United States.

1.6

Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge or awareness of a Party, such Party confirms that it has made due and diligent inquiry of such persons as it considers necessary as to the matters that are the subject of the representation and warranty.

1.7

Schedules

The following schedules are attached to and incorporated into this Agreement by this reference:

A-1

Description of Don Roman Project

A-2

Description of ron Ore Properties
B

Accounting Procedure

C

List of Encumbrances

D

Excluded Assets
E

Form of Joint Venture Shareholders Agreement

1.8

Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable provision.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1

Mutual Representations and Warranties

Each Party represents and warrants to the other Parties that, as of the date of this Agreement:

(a)

it is a body corporate duly incorporated or continued and duly organized and validly subsisting under the laws of its organizational jurisdiction;

(b)

it has full power and authority to carry on its business and to enter into and to perform its obligation under this Agreement;

(c)

all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder;

(d)

the execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the performance of its obligations hereunder do not and will not conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(e)

no consent or approval of any third party or governmental agency is required for its execution, delivery or performance of this Agreement except as provided herein;

(f)

its execution and delivery of this Agreement and performance of its obligations hereunder do not or will not violate or result in the breach of the laws of any jurisdiction applicable to it or pertaining thereto or of its organizational documents; and

(g)

this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except for the application of the laws of bankruptcy, insolvency , receivership and other similar laws of the applicable jurisdiction.

2.2

Tara Mexico and Tara Corp. Representations and Warranties

Each of Tara Mexico and Tara Corp., jointly and severally, represents and warrants to CME that, as of the date of this Agreement:

(a)

the Concessions are properly and accurately described in Schedules A-1 and A-2;

(b)

the Concessions have been duly and validly staked, located and recorded pursuant to all applicable laws and regulations in Mexico and are in good standing in the office of the Mining Department of Mexico;

(c)

Tara Mexico is the sole and exclusive legal and beneficial owner of a 100% interest in and to the Concessions free and clear of all Encumbrances other than those, if any, described in Schedule C;

(d)

Tara Corp. holds and is the beneficial owner of 9,999 common shares of Tara Mexico whose share capital consists of 10,000 issued and outstanding common shares;

(e)

it does not have notice or knowledge of any proposal to terminate or vary the terms of or rights attaching to the Concessions from any government or other regulatory authority, or of any challenge to Tara Mexico’s right, title or interest in the Concessions by any government, regulatory authority or third party such as an ejido;

(f)

there are no agreements or contracts, and to the best of its knowledge there are no laws, regulations or other restrictions of any kind to which Tara Corp. or Tara Mexico is a party or subject that would prevent or restrict the execution, delivery or performance of this Agreement or result in any penalty, forfeiture, termination, or restriction on the business operations of Tara Mexico as a result of the execution, delivery or performance of this Agreement;

(g)

there are no outstanding rights, agreements or obligations, or understandings capable of becoming rights, agreements or obligations, to acquire any right, title or interest in or to the Concessions or to grant any interest in or Encumbrance on the Concessions other than those stated in Schedule C;

(h)

subject only to the rights of any government authority having jurisdiction, no person, governmental entity, or corporation or association of any kind is entitled to or has been granted any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other Product mined, produced, removed or otherwise recovered, or to be mined, produced, removed or otherwise recovered, from the Concession Area other than those stated in Schedule C;

(i)

no proceedings are pending and there is no basis for the institution of any proceedings leading to the dissolution or winding-up of Tara Mexico or Tara Corp. or the placing of any of them into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(j)

Tara Mexico has paid or properly accrued all required federal, state, provincial and local taxes, including, without limitation, income tax, unemployment compensation, social security, payroll, sales and uses, gross receipts and property, and has filed all tax returns related thereto which have been required to be filed other than those stated in Schedule [C];

(k)

there are no actions, suits or proceedings, including plans for nationalization pending or, to the knowledge of Tara, threatened against Tara Corp. or Tara Mexico, at law or in equity, or by any federal, provincial, state, municipal or other government department, commission, board, bureau or agency, domestic or foreign in respect of the Concessions, and Tara is not aware of any existing grounds on which such action, suit or proceeding might be commenced with any reasonable likelihood of success, other than those stated in Schedule C;

(l)

Tara Mexico is in compliance with all applicable laws, rules, regulations, orders, judgments, claims, permits, certificates, approvals and decrees;

(m)

Tara Mexico has obtained all necessary environmental and operation permits required to conduct Mining Operations in accordance with applicable law other than those set forth in Schedule C hereto, it being understood that CME will use its best efforts to cooperate with Tara in order to obtain all relevant permits;

(n)

Tara Mexico is not either charged with, in receipt of any notice or warning of, or, to the best of its knowledge, under investigation with respect to, any failure or alleged failure to comply with any provision of any applicable laws, rules, regulations, orders, judgments, Concessions, permits, certificates, approvals and decrees;

(o)

neither this Agreement (including the schedules hereto) nor any written information provided to CME by or on behalf of Tara Corp. or Tara Mexico in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which such statements were made; and

(p)

to the best of its knowledge, there no pending event or condition that might have a material adverse effect on the operations of TARA, the Don Roman Project or the Iron Ore Properties.

2.3

Survival of Representations and Warranties

The representations and warranties contained in, and made as of the date of, this Agreement are conditions on which the Parties have relied in entering into this Agreement and will survive the execution hereof and the acquisition by CME of the ownership interest in the Concessions.

Each Party will indemnify, defend, protect and save the other Parties harmless for, from and against all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made or to be fulfilled by it hereunder.  A Party may waive any of such representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice of its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

ARTICLE 3
COVENANTS

3.1

 Covenants of Tara

Tara Corp. and Tara Mexico shall cooperate in all respects with CME in order to facilitate the formation of the joint venture in accordance with Subsection  4.8 herein in the event that the Second Option is exercised.

3.2

Covenants of CME

CME undertakes to enter into to a private placement memorandum (“PPM”) with Tara within 2 days of the Operative Date.  The PPM shall provide for the subscription of US $8,000,000 in Tara Minerals Corp. securities on the following schedule:

(i)

US $250,000 by August 23, 2011;

(ii)

an additional US $750,000 by September 7, 2011; and

(iii)

the full US $8,000,000 by December 6, 2011.

The Parties anticipate that the private placement will be closed by December 6, 2011.

ARTICLE 4
OPTION

4.1

Grant of Options

(a)

Tara Mexico hereby grants to CME the sole, irrevocable and exclusive right and option (the “First Option”) in accordance with the other provisions of this Article 4, to acquire a thirty percent (30%) ownership interest in the Don Roman Project and the Assets during the First Option Period.

(b)

Tara Mexico hereby also grants to CME the sole, irrevocable and exclusive right and option (the “Second Option”) in accordance with the other provisions of this Article 4, to increase its interest in the Don Roman Project and the Assets to fifty percent (50%) at any time during the Second Option Period.

4.2

Consideration for the Grant of the Options

As consideration for the First Option and the Second Option, CME shall make a payment of such cash consideration (the “Cash Consideration”) corresponding to the sum of US$250,000 paid by CME in an escrow account pursuant to Subsection 2(b) of the LOI minus the costs incurred by or on behalf of CME in respect of work performed in relation to the Concessions up to the Effective Date, including US$50,000 to SpringBok Development, it being understood that such costs shall not exceed US$150,000 in the aggregate.

4.3

Holder of Concessions During Option Period

Within  thirty days of the Operative Date,  Tara shall form a new corporation (“MexCo”) which it shall wholly own, organized under the laws of Mexico, to hold title to the Concessions .  Tara Mexico shall convey and register title to the Concessions in the name of MexCo as soon as possible after its creation and shall transfer all permits, licenses and Assets held by Tara Mexico to MexCo.  Any permits, licenses or titles, acquired for the Project after the Operative Date shall be in the name of MexCo.  Prior to CME's exercise of the First Option, Tara Corp. shall hold all shares of MexCo.  Following  the exercise of the First Option, Tara Corp. shall hold 70% of the of the shares of MexCo with CME beneficially owning the remaining 30%.  Upon the exercise of the Second Option by CME MexCo shall become a wholly-owned subsidiary of the JVC.  As long as this Option Agreement is in effect, MexCo shall not sell, convey, transfer, or encumber any titles or concessions that it holds without the consent of the Management Committee.

4.4

Maintenance of First Option

(a)

In the event that CME wishes to maintain the First Option in force, it may do so by doing work and making Start-Up Expenditures as set forth in the table below:

Option Maintenance Period	Maintenance Obligation
Within the Phase 1 Start-Up Period (the period from the Operative Date to 120 days from such date)

incur a minimum of US$2,000,000 in Start-Up Expenditures in order to re-start Mining Operations based on the Start-Up Program and Budget and (ii) achieve the Production Rate of 120 tonnes per day (the “Phase 1 Production Rate”).

Within the Phase 2 Start-Up Period (the period from the end of the Phase 1 Start-Up Period to 12 months from the Operative Date)

incur a minimum of an additional minimum of US$6,000,000 in Start-Up Expenditures to achieve a Production Rate of 360 tonnes per day  (“Phase 2 Production Rate”) (it being understood that this amount shall be in addition to and shall not include the amounts spent during the Phase 1 Start-Up Period.

(b)

Any Start-Up Expenditures incurred by CME in excess of the Start-Up Expenditures required for the corresponding period may at its discretion be credited and set-off against Start-Up Expenditures for future phases.  If CME manages to attain the agreed upon Production Rate during the agreed upon corresponding period, but has not incurred the minimum Start-Up Expenditures for the corresponding period, CME may (i) pay the shortfall to Tara in cash, or (ii) use the shortfall of these funds until the end of the Second Option Period for the acquisition and development of additional concessions as agreed to by the Management Committee, it being understood that these concessions shall be deemed to form part of the Project , as follows:

(i)

if such concessions are acquired before the First Option is exercised, then they will be registered in the name of Tara Mexico; and

(ii)

if such concessions are acquired after the First Option is exercised but before the Second Option is exercised, then Tara Mexico shall be the 70% holder and beneficial owner of these concessions and  CME shall be the holder and beneficial owner of the remaining 30%.

(c)

In the event that CME, using commercially reasonable best efforts is unable to perform work on the Project because it has not obtained the necessary operating permits as required to conduct Mining Operations for reasons attributable to Tara’s non-performance of obligations under such permits, then CME will be entitled to a cure period equal to the period for which work is delayed pending the obtaining of such permits.

(d)

In the event that CME, using commercially reasonable best efforts is unable to achieve the Phase 2 Production Rate set forth in subsection 4.3(a) hereto, it shall provide Tara with written notice to such effect, and shall be entitled (i) to a grace period of three (3) months to achieve the Phase 2 Production Rate or (ii) to attain at least 75% of the Phase 2 Production Rate

(e)

Subject to subsection 4.3(c), in the event that obligations including Start-Up Expenditures set forth in the table in Subsection 4.3(a) above are not made within the corresponding period, the First Option shall terminate.

4.5

Exercise of First Option

(a)

First Option Period. The First Option shall be exercisable until the earlier of (i) the date that CME gives Tara written notice of termination in accordance with Section 4.10 or (ii) 11:59 p.m. (Eastern) on August 8, 2012 (“First Option Period”)

(b)

Exercise of First Option. Provided that CME shall have incurred Start-Up Expenditures equal to at least US$8 million in aggregate on or before the date that shall be twelve months from the Effective Date, CME shall be entitled to exercise the First Option. In order to exercise the First Option, CME shall deliver a written notice to Tara that it is exercising the First Option and provide reasonable particulars of the Expenditures incurred, the work performed by it and the Production Rate attained  (the “First Option Exercise Notice”).

(c)

On the tenth Business Day from the delivery of the First Option Exercise Notice in compliance with Subsection 4.4(b) , unless Tara objects in writing, that the information submitted by CME does not demonstrate the required Start-Up Expenditures and Production Rate obligations have been complied with, CME shall become the beneficial owner of 30% of all of Tara’s rights and interests in relation to the Don Roman Project and other Assets.  If Tara makes this objection then, CME shall have ten Business Days to produce additional documentation to demonstrate that it has satisfied the conditions of exercise of the First Option.  IF Tara is satisfied with the additional documentation provided by CME, then CME’s beneficial interest shall be deemed to have vested on the tenth Business Day from the delivery of the First Option Exercise Notice.

4.6

Maintenance of Second Option

(a)

Second Option Period. The Second Option shall be exercisable from the date that shall be [3] Business Days from the date of the First Option Exercise Notice until the (i)  11:59 p.m. (Eastern Standard Time) on the date that is 24 months from the Operative Date, or (ii) the date of termination of this Agreement in accordance with Section 4.10 (the “Second Option Period”).

(b)

Maintenance of Second Option.  In the event that CME wishes to maintain the Second Option in force, it may do so by doing work and making Start-Up Expenditures as set forth in the table below:

Option Maintenance Period	Maintenance Obligation
Within the Phase 3 Start-Up Period (the period from the end of the Phase 2 Start-Up Period to 24 months from the Operative Date)

incur a minimum of US$5,000,000 in Start-Up Expenditures to achieve and maintain the a Production Rate of 600 tonnes per day  (“Phase 3 Production Rate”) (it being understood that this amount shall be in addition to and shall not include the amounts spent during the Phase 2 Start-Up Period).

(c)

In the event that CME, using commercially reasonable best efforts is unable to achieve the Phase Production Rate set forth in Subsection 4.5(b), it shall provide Tara with written notice to such effect, and shall be entitled (i) to a grace period of three (3) months to achieve the Phase 3 Production Rate or (ii) to achieve at least 75% of the Phase 3 Production Rate.

(d)

Subject to Subsection 4.5(c), in the event that obligations including Start-Up Expenditures set forth in the table above are not made within the corresponding period, the Second Option shall terminate.

(e)

For clarity, CME shall have no interest in the Project until it exercises the First Option in accordance with this Article 4 in its entirety, save for the share of Net Income it shall be entitled to pursuant to Section 9.1 herein.

4.7

Exercise of Second Option

(a)

Provided that CME shall have complied with its obligations under 4.5 of this Agreement and provided in particular that it shall have incurred Start-Up Expenditures pursuant the table set forth in Section 4.5(b) equal to at least US$5 million in aggregate on or before the date that shall be 24 months from the Operative Date, CME shall be entitled to exercise the Second Option. In order to exercise the Second Option, CME shall deliver a written notice to Tara Mexico that it is exercising the Second Option and provide  reasonable particulars of the Start-Up Expenditures incurred, the work performed by it and the Production Rate attained  (the “Second Option Exercise Notice”).

(b)

 On the tenth Business Day from the delivery of the Second Option Exercise Notice in compliance with Subsection 4.7(a) , unless Tara objects in writing that the information submitted by CME does not demonstrate the required Start-Up Expenditures and Production Rate obligations have been complied with, CME shall become the beneficial owner of 50% of all of Tara’s rights and interests in relation to the Don Roman Project and other Assets.  If Tara makes this objection, then CME shall have ten Business Days to  produce additional documentation to demonstrate that it has satisfied the conditions of exercise of the Second Option. If Tara is satisfied with the additional documentation provided by CME, then CME’s additional beneficial interest shall be deemed to have vested on the tenth Business Day from the delivery of the Second Option Exercise Notice.

4.8

Formation of Joint Venture

(a)

Formation of JVC.  Upon exercise of the Second Option, the Parties will be deemed to have entered into a joint venture and Tara and CME or their successors or  assigns shall form a joint venture company (a “JVC”) under the laws of such jurisdiction as shall be chosen by the Parties , which shall become the parent of MexCo as the JVC’s wholly owned subsidiary .  MexCo shall be the registered Holder of the Don Roman Project and other Assets, and if that the Iron Ore Option is exercised and CME retains its right to 50% of the Iron Ore Properties in accordance with section4.9, MexCo shall be the registered Holder of the Iron Ore Properties .  The sole business of the JVC and the MexCo shall be to acquire the Don Roman Project and other Assets, and as applicable the Iron Ore Properties, and to explore, develop and to mine and treat ores and sell the Products from the Concession Area.

(b)

Transfer of Property in the JVC.  Within 30 days of incorporation and registration of the JVC (but not in any event before the exercise of the Second Option), Tara and CME shall (i) promptly transfer all of their respective rights and interest in the Don Roman Project and the Assets, MexCo, as well as such other properties as may be acquired under Section

4.3 to the JVC and in consideration thereof, the JVC shall issue common shares to Tara and CME such that 50% of the issued and outstanding shares of the JVC shall be held by CME or a nominee thereof, and the remaining 50% shall be held by Tara or a nominee thereof, and (ii) carry out all procedures legally required to effect such transfer including but not limited to Tara Mexico conveying all titles to the Don Roman Project not previously conveyed to the MexCo, the registration of title to the concessions comprising the Don Roman Project in the name of MexCo, and all applicable publication requirements.

(c)

Management of the JVC.  The JVC shall be managed pursuant to a shareholders and joint venture agreement (the “Joint Venture Agreement”) in the form attached hereto as Schedule E to be entered promptly by the Parties following the formation of the JVC.

4.9

Grant and Exercise of Iron Ore Option

(a)

Tara Mexico hereby grants to CME the sole, irrevocable and exclusive right and option (the “Iron Ore Option”) in accordance with the other provisions of this Section 4.9 to acquire fifty percent (50%) of Tara’s interest in the Iron Ore Properties by incurring a minimum of US$1,000,000 of Expenditures (“Iron Ore Expenditures”) on advancing toward Iron Ore Commercial Production such Iron Ore Property as designated and prescribed by the Management Committee within ninety (90) days of the date hereof .  Any such Iron Ore Expenditures shall be credited to CME as Start-Up Expenditures for the Phase 1 Start-Up Period under the table set forth in paragraph 4.3(a).

(b)

If CME does not meet this Expenditure obligation within this time period, the Iron Ore Option shall terminate , and CME shall forfeit its right to earn an undivided fifty percent (50%) interest the Iron Ore Properties.  For clarity, subject to complying with its option maintenance obligations, CME shall continue to have the sole and exclusive right to acquire up to a 50% interest in the Don Roman Project.

(c)

Upon satisfaction of the Iron Ore Expenditures, CME shall have thirty days to notify Tara as to whether it elects or not to pursue the Iron Ore Properties.

(i)

If CME elects not to pursue the Iron Ore Properties, within 20 days of said notice, Tara will issue to CME 1,000,000 common shares of Tara Corp. valued at $1.00 per share.  Upon issuance of such shares of Tara Corp., CME shall forfeit all of its rights in the Iron Ore Properties, and the $1,000,000 expended on the Iron Ore Properties shall be applied to the Start-Up Expenditures.

(ii)

If CME elects to keep its 50% interest in the Iron Ore Properties, then the Iron Ore Properties shall form part of the joint venture to be entered between CME and Tara upon the exercise of the Second Option, and CME’s interest in the Iron Ore Properties shall vest upon the exercise of the Second Option.

4.10

Option Termination

(a)

CME may terminate the Options at any time notwithstanding that it may have made any portion of the above Start-Up Expenditures during such periods.  Upon termination, it shall have no further obligations under this Agreement, except as otherwise provided.

(b)

The Options granted pursuant to this Article 4, subject to Sections 4.4 (c), 4.6 (c) ,and Article 11, shall be of no further force or effect at the expiration of the corresponding Option Period.

ARTICLE 5
OPTION PERIODS’ RIGHTS AND OBLIGATIONS

5.1

CME’s Rights during the Option Periods

During the Option Periods CME shall be entitled to:

(a)

conduct all prospecting, exploration, and development activities and studies relevant to discovering and developing a commercial mine with respect to the Concession Area, including geological, geochemical, geophysical, drilling, metallurgical, economic and other activities and studies;

(b)

conduct Operations in accordance with the Start-Up Plan and Budget and the Operating Plan;

(c)

to enter onto the Concession Area, and neither Tara Corp. nor Tara Mexico shall interfere with CME and its employees, agents and contractors’ use and rights in respect of the Concession Area to:

(i)

enter thereon;

(ii)

have quiet possession thereof;

(iii)

do such prospecting, exploration, development and/or other mining work thereon and thereunder as CME may determine in accordance with the Start-Up Plan and Budget and the Operating Plan;

(iv)

bring upon and erect upon the Concession Area such buildings, plant, machinery, tools, appliances and/or equipment as CME may deem advisable;

(v)

conduct any work program activities or other work on the Concession Area; and

(vi)

remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

5.2

Obligations of Tara Mexico and Tara Corp. during Option Periods

Tara Mexico and Tara Corp. are obligated during the Option Periods:

(a)

to promptly deliver to CME any notices, demands or other material communications relating to the Concessions;

(b)

to obtain the prior written approval of CME to the sending of any notice, demand or other material communications relating to the Concessions;

(c)

to not sell, transfer, encumber or otherwise dispose of or grant any Encumbrance with respect to the Concessions nor any interest therein nor take any action that could result in any claims or liabilities to arise in respect of the Concessions;

(d)

to not take any steps towards, or agree to, the dissolution, winding up or liquidation of Tara Corp. or Tara Mexico;

(e)

to effect any renewals of the Concessions on or before the dates such Concessions expire;  and

(f)

to promptly notify CME of any claim or threatened claim relating to Tara Corp or Tara Mexico, any of the Concessions and/or the Concession Area including any proceeding for bankruptcy, insolvency or dissolution of Tara.

5.3

Emergency Expenditures during the Option Periods

Notwithstanding any other provision of this Agreement, CME will be entitled to incur as Expenditures all costs and expenses necessary to preserve or protect life, limb, property or the environment in respect of the Concessions or otherwise in the course of exploration or development activities.

5.4

Registered Title during the Option Periods

(a)

Prior to the exercise of the First Option, Tara shall ensure that Tara Mexico remains the registered holder of the Concessions free of all Encumbrances except as otherwise permitted herein.

(b)

On exercise of the First Option by CME pursuant to Subsection 4.5 (c), Tara shall register CME’s interest in the Concessions on title with the appropriate authorities in Mexico, provided that CME shall cooperate as needed to effectuate such registration.

5.5

Abandonment during the Option Periods

Tara Mexico shall not relinquish, surrender or abandon any part of the Concessions during the Option Periods, unless and only to the extent required by law, in which case it shall obtain the prior written consent from CME, such consent not to be withheld unreasonably.  Following a relinquishment, surrender or abandonment under this Section, the Concession Area or portion thereof so relinquished, surrendered or abandoned will thereafter cease to form part of the Concessions and will no longer be subject to this Agreement, save and except with respect to such obligations or liabilities of the Parties as have accrued to the date of such relinquishment, surrender or abandonment.

ARTICLE 6 MANAGEMENT COMMITTEE

6.1

Management Committee

A management committee in respect of the Project (the “Management Committee”) will be established on or forthwith after the Operative Date.  Except as herein otherwise provided, the Management Committee will make all decisions in respect of Mining Operations. Appointments to the Management Committee shall be made or changed by written notice to the other Party.

6.2

Members

As of the Operative Date, each of Tara Corp. and CME will forthwith appoint two (2) representatives to the Management Committee.  When CME satisfies the conditions of the Phase I Start-Up Period under Section 4.4(a), CME shall appoint an additional representative who shall serve for six months from the date after appointment, who shall be succeeded by a representative appointed by Tara to serve for the next six months, with alternating six month appointments for the duration of this Option Agreement.  The additional representative shall be entitled to vote only in the event of a tie vote of the first four members.  In the event that CME exercises the First Option, but does not exercise the Second Option during the Second Option Period or notifies Tara before the end of the Second Option Period that it does not intend to exercise the Second Option, then it shall be entitled to appoint one (1) representative to the Management Committee and Tara shall be entitled to appoint the remaining three (3) representatives to the Management Committee.

6.3

Time of Meetings

The Operator will call a Management Committee meeting at least once every 3 months, and, in any event within 10 days of being requested to do so by any representative.

Notwithstanding the above, meetings will be held as required, at least once every two weeks during the Phase 1 Start-Up Period, and at least monthly during the Phase 2 and Phase 3 Start-Up Periods to address matters relating to the work and payments being conducted by or on behalf of the Operator or in connection with the Project, provided that any meetings may be held at such other intervals as determined by the Management Committee.

6.4

Notice and Place of Meetings

The Operator will give notice, specifying the time and place of, and the agenda (including material data to be discussed) for, the meeting to all representatives at least 10 days before the time appointed for the meeting. In the case of an emergency, reasonable notice of a meeting will suffice. Unless otherwise agreed to by the Management Committee, all meetings will be held in Las Vegas, Nevada.  Each agenda for a meeting will include the consideration and approval of the minutes of the immediately preceding meeting.

6.5

Meeting via Telephone Conference

In lieu of a meeting, the Management Committee may hold telephone conferences, so long as minutes are prepared in accordance with Section 6.9.

6.6

Waiver of Notice

Notice of a meeting will not be required if representatives of all of the Parties are present and unanimously agree upon the agenda.

6.7

Quorum

A quorum for any meeting will be present if at least three representatives are present.  If a quorum is present at the meeting, the Management Committee will be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder.  The Management Committee will not transact any business at a meeting unless a quorum is present at the commencement of the meeting.  A representative may attend and vote at a meeting by telephone conference call in which each representative may hear, and be heard by, the other representatives.

In the event that the quorum is not met at this meeting, the meeting shall be adjourned for 24 hours and the quorum shall then consist of a minimum of one representative of each Party.

6.8

Voting

The Management Committee will decide every question submitted to it by a majority of votes with each representative being entitled to one vote.

6.9

Secretary and Records

The representative of the Operator will be the chairman and secretary of the meeting.  The secretary of the meeting will take minutes of that meeting and circulate copies thereof to each Party within a reasonable time following the termination of the meeting, and in any event no later than the time of delivery of the notice of the next following meeting. The Parties shall have 14 days after receipt to sign and return such minutes or provide written comments on such minutes to the Operator. If a Party submits timely written comments on meeting minutes, the Management Committee shall seek, for a period not to exceed 14 days, to agree upon such minutes which are acceptable to the Parties. At the end of such period, failing agreement by the Parties on revised minutes, the minutes of the meeting shall be the original minutes as prepared by the Operator, together with the comments of the Parties.

At each meeting, the Operator shall provide information concerning the amounts being expended as Expenditures at such time and the purposes of such expenditures.  The Management Committee shall, among other things, (a) approve programs and budgets proposed by the Operator; (b) monitor and make on-going recommendations regarding Expenditures, (c) monitor and make on-going recommendations regarding work on the Project and locations and determination for the conduct of such exploration, development, and expansion work, (d) approve any Expenditures not included in the budget and exceeding US $ 100,000, and (e) provide such other advice and direction as it sees fit.

6.10

Consent Resolutions

The Management Committee may make decisions by obtaining the consent in writing of all of the representatives of all Parties.  Any decision so made will be as valid as a decision made at a duly called and held meeting.

6.11

Binding Decisions

Management Committee decisions made in accordance with this Agreement will be binding upon all of the Parties.

6.12

Costs of Representatives

Each Party will bear the expenses incurred by its representative in attending meetings .

6.13

Additional Rules

The Management Committee may, by agreement of the representatives of all the members, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

ARTICLE 7
OPERATOR

7.1

Appointment as Operator

(a)

CME , which may act through an affiliate or through an independent third party, shall be the sole Operator of the Project starting as at the Operative Date and until (i) the exercise of the Second Option by CME in accordance with the terms of this Agreement, or (ii) the expiration or termination of the Option pursuant to the terms hereof.  In the event CME exercises the Second Option, it shall be the Operator of the Project in accordance with the terms set forth in the Joint Venture Agreement.

(b)

In the event that CME exercises the First Option but does not exercise the Second Option or notifies Tara during the Second Option Period that it does not intend to exercise the Second Option, then the Operator shall be as designated by the Management Committee.

7.2

Status of Operator

The Operator in its operations hereunder will be deemed to be an independent contractor.  The Operator will not act or hold itself out as agent for any of the Parties nor make any commitments on behalf of any of the Parties unless specifically permitted by this Agreement or directed in writing by a Party.

7.3

Qualifications of Operator

The Operator will be duly authorized to conduct business in the jurisdiction in which the Concessions are located and will hold all necessary licences and authorities as necessary to act in such capacity.  Any Party may request the Operator to provide evidence of such authorization, licences and authorities.  Tara has satisfied itself that geologists and engineers currently contemplated by CME to carry out the work anticipated under the Option Agreement are qualified.  If there is a change in the staffing of these positions, CME shall identify replacements for approval of the Management Committee, such approval shall not be unreasonably withheld.

7.4

General Duties

Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator will perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement.  The Operator will manage and carry out Mining Operations substantially in accordance with Start-Up Program and Budget and the Operating Plan adopted by the Management Committee and in connection therewith will, in advance if reasonably possible, notify the Management Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator will notify the Management Committee so soon thereafter as is reasonably possible.

7.5

Duties and Obligations of Operator

The Operator will have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and, subject to Article 9, to incur the Expenditures required for that purpose.  In so doing the Operator will:

(a)

conduct all activities in compliance with the applicable laws and regulations governing the Project and do all things necessary to maintain the Concessions in good standing during such period;

(b)

comply with the provisions of all agreements or instruments of title under which the Concessions or Assets are held in good standing;

(c)

incur Expenditures in accordance with programs and budgets approved by the Management Committee;

(d)

do such acts, and pay as Expenditures such fees and rents as may be required to keep the Project in good standing;

(e)

conduct or perform all work, and ensure that its agent conduct and perform all work on the Project in a good and workmanlike manner to the best of its ability in accordance with best international mining practices and in compliance with all applicable laws of all governmental authorities, including without limitation, all Environmental Laws;

(f)

prepare and present to the Management Committee all work plans and budgets;

(g)

keep full and complete records of all Project exploration and development work, funding, Expenditures, expenses, revenues, mining and milling data, and other metrics together with the results of surveys, drilling, assays made, shipments and ensure that all such records and results shall be available for inspection by Tara;

(h)

provide written updates of the milling/processing activity, the derived revenue, and relevant metrics on a quarterly basis and promptly notify Tara of any and all material milling/processing issues that may significantly vary expected results;

(i)

implement the decisions of the Management Committee;

(j)

pay all Expenditures properly incurred promptly as and when due and advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement;

(k)

keep the Concessions and Assets free of all liens and Encumbrances (other than those, if any, in effect on the Operative Date, those the creation of which is permitted pursuant to this Agreement, or builder’s or mechanic’s liens) arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(l)

with the approval of the Management Committee prosecute claims and, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Party may join in the prosecution or defence at its own expense;

(m)

perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Concessions in good standing, including, without limiting generality, staking and restaking mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(n)

maintain books of account in accordance with the Accounting Procedure, provided that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, will govern if the Operator’s accounting practices are in accordance with accounting principles generally accepted in the mining industry in the United States of America;

(o)

perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all applicable federal, provincial, territorial and municipal laws, bylaws, ordinances, rules and regulations and this Agreement;

(p)

prepare and deliver the reports provided for in Subsections 7.5(s) and (t);

(q)

maintain adequate insurance coverage in accordance with normal industry standards and practice, naming the parties as insured and protecting the parties from third party claims, and shall provide satisfactory evidence of such insurance at the request of Tara;

(r)

use qualified and licensed employees, agents and independent contractors under the management and direction of the Operator of the Project and any payment for wages, benefits, any statutory withholdings or remittances, employment related matters or applicable contractual fees required to be paid to the workforce will be made by the Operator.

(s)

provide Tara with; (i) monthly reports indicating the status of all work on the Project and a summary of all results obtained or received in connection therewith, and the compilation and interpretation thereof as well as a breakdown of the Expenditures incurred in carrying out such work reconciled with budgetary progress for such time period and conclusions of drilling results; and (ii) timely reports and information and forthwith upon the occurrence of any material results or other events, notice in reasonable detail, and will provide copies of relevant data of such material results or events;

(t)

provide written updates of the mining activity and relevant metrics on a monthly basis; the Operator must  also promptly notify Tara of any and all material mining issues that may significantly vary expected results;

(u)

provide Tara with weekly electronic reports that summarize the daily metrics critical or material in assessing the status of the Project at any given time.

(v)

pay or cause to be paid all invoices for all materials and services purchased by the Operator in connection with work on the Project;

(w)

produce accurate, comprehensive and complete monthly financial and accounting reports, to be delivered to Tara no later than the 10th business day following the end of each month;

(x)

permit Tara Mexico and Tara Corp. or their duly authorized agents upon reasonable prior notice to CME, to have access to the Concession Area in order to examine any work carried out by CME,  or pursuant to Subsection 15.5(b), provided however that neither Tara Mexico, Tara Corp. nor their agents shall interfere or obstruct the operation of CME, its employees, agents, and contractors in the Concession Area, and further provided that

Tara Mexico, Tara Corp. and their agents shall enter upon the Concession Area at their own risk;

(y)

indemnify Tara, from and against any and all claims, demands, actions, and causes of action arising out of or relating to for the Operator’s activities on the Concessions, but not Tara’s activities on the Concessions; and

(z)

have such additional duties and obligations as the Management Committee may from time to time determine.

Tara, at its expense, shall have the right to review and, if required, dispute the contents of any reports as to Expenditures incurred or compliance with the terms of the approved budget by the independent accountants of Tara.  The Operator shall provide access, upon every reasonable request, to Tara to all work papers of the Operator, accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of such reports.

ARTICLE 8

OPERATION OF THE MINE

8.1

Operating Plan

The Operator shall submit to the Management Committee an operating plan (the “Operating Plan”) based on the results of the PEA, which shall be a detailed plan with respect to the re-start of Mining Operations.

The Operating plan shall contain the following:

(a)

a description of the proposed Mining Operations;

(b)

a plan to achieve the Production Rate of 120 tonnes per day on or prior to the date that is one 120 days from the Operative Date, to achieve a Production Rate of 360 tonnes per day on the date that is twelve (12) months from the Operative Date, and to achieve and maintain a Production Rate of 600 tonnes per day on or prior to the date that is twenty four (24) months from the Operative Date.

(c)

a detailed estimate of all Expenditures plus a reasonable allowance for contingencies;

(d)

an estimate of the quantity and quality of the ore to be mined and the concentrates or metals or other Products and by-products to be produced;

(e)

confirmation that funds in respect of Start-Up Expenditures will be raised;

(f)

a plan to achieve Iron Ore Commercial Production on at least one Iron Ore Property; and

(g)

such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

Upon request of any Party the Operator will meet with that Party to discuss the Operating Plan and will provide such additional or supplemental information as that Party may reasonably require with respect thereto.

8.2

Approval and Amendment of Operating Plan

The Management Committee will adopt the Operating Plan, with such changes as it deems necessary, as soon as practicable using commercial best efforts, but not later than the date which shall be 30 days after the Operative Date.  The Management Committee, may from time to time and any time amend any Operating Plan as appropriate by majority vote pursuant to Section 6.8 herein.  The Operating Plan may be amended by the Management Committee to suspend Production in the event that the price of metals falls materially from those existing as of the Operative Date and production cannot be maintained at a profit.

ARTICLE 9

REVENUE SHARING AND FUNDING OF EXPENDITURES

9.1

Revenue Sharing

(a)

Upon satisfaction of the Phase 1 Start-Up Expenditures, CME shall have the right to 50% of the Net Income. CME’s right to 50% of the Net Income shall continue until the Options expire or terminate in accordance with this Agreement without being exercised, whereupon it shall forfeit all rights in respect of the Net income. For clarity, CME shall not have any interest in the Project save for its interest in the Net Income until it shall have exercised the First Option.

(b)

If, having exercised the First Option, CME does not exercise the Second Option within the Second Option Period or, prior to the end of the Second Option Period, notifies Tara that it does not intend to exercise the Second Option, then it shall be entitled to 30% of the Net Income with respect to the Don Roman Project , and Tara shall be entitled to the remaining 70%, provided that if CME has exercised the Iron Ore Option, it shall be entitled to 50% of the Net Income from the Iron Ore Property.

(c)

If CME exercises both the First Option and the Second Option, CME shall continue to have the right to 50% of the Net Income, subject to applicable dilution provisions to be contained in the Joint Venture Agreement.

9.2

Funding of Expenditures

(a)

CME shall be responsible for, and shall alone fund all of the Start-Up Expenditures.

(b)

After the satisfaction of the Start-Up Expenditures by CME and upon the exercise of the Second Option by CME, Expenditures shall be funded in accordance with the Operating Plan as approved by the Management Committee in accordance with each Party’s proportionate interest in the Project, as more particularly described in the Joint Venture Agreement, it being understood that the Net Income of the Parties may be applied to fund expenditures subject to their approval.  If a Party elects not to contribute to an approved program and budget, such non-contributing Party’s interest in the Project shall be diluted appropriately as set forth in the Joint Venture Agreement.  If a Party is diluted to 10% or less then its interest shall be converted into a net smelter returns royalty as set forth in the Joint Venture Agreement.

ARTICLE 10

TRANSFERS

10.1

Limitations on Transfers

No Party will transfer, convey, assign, create any Encumbrance in respect of, in any manner transfer, alienate or otherwise dispose of or deal with (in this Article, to “Transfer”) any or all of its interest in the Project or transfer or assign any or all of its rights under this Agreement (in this Article, such interests and rights, collectively, the “Holdings”) without the prior written consent of the non-transferring Party, such consent not to be unreasonably withheld, conditioned or delayed.

10.2

Exceptions

Nothing in Section 10.1 applies to or restricts in any manner:

(a)

a Transfer by the transferring Party of all or any portion of its Holdings to an Affiliate of the transferring Party, provided that such Affiliate first assumes and agrees to be bound by the terms of this Agreement and agrees with the other Parties in writing to re-transfer the Holdings to the transferring Party before ceasing to be an Affiliate of the transferring Party; or

(b)

an amalgamation or corporate reorganization involving the transferring Party which has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation; or

(c)

a transfer, conveyance, assignment, mortgage or grant which is otherwise specifically required or permitted under this Agreement.

10.3

Conditions of Transfers

As a condition of any Transfer other than to another Party, the transferee must covenant and agree to be bound by this Agreement, including this Article 10 and prior to the completion of any such Transfer, the transferring Party will deliver to the other Parties evidence thereof in a form satisfactory to such other Parties.  Notwithstanding any such Transfer, the transferring Party will remain liable for all of its accrued obligations hereunder.

ARTICLE 11
FORCE MAJEURE

11.1

Events

Notwithstanding any other provisions contained herein, a Party will not be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its commercially reasonable control (except those caused by its own lack of funds) including, but not limited to, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances; laws, rules and regulations or orders of any duly constituted court or governmental authority, including nationalization; government intervention with Operations; war; acts of terrorism; non availability of materials for transportation; delays in obtaining or the inability to obtain required licenses and  approvals of governmental or regulatory authorities or protests, demonstrations or other events causing work stoppages by environmental lobbyists or aboriginal peoples’ groups (in this Article, each an “Intervening Event”).

11.2

Effect of Intervening Events

All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Section 11.1.

11.3

Obligation to Remove Intervening Events

A Party relying on the provisions of this Article 11 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Party to settle or adjust any labour dispute or to bring action against, question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

11.4

Giving Notice

A Party relying on the provisions of this Article 11 will give written notice to the other Parties forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.

ARTICLE 12
CONFIDENTIAL INFORMATION

12.1

Confidential Information

Except as specifically otherwise provided for herein, the Parties will keep confidential all data and information respecting this Agreement and the Project, and will refrain from using it other than for the activities contemplated hereunder, including obtaining financing, or publicly disclosing it unless required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the consent of the other Parties, such consent not to be unreasonably withheld.  If a public announcement is so required, the Party making the disclosure shall provide the other Party with a draft of such announcement and give such Party a minimum of  forty-eight (48)  hours to review and provide comments, prior to making such announcement.   In the event that this Agreement is terminated in accordance with Section 15.1, the confidentiality provision set forth in this Section 12.1 and as applicable in the Confidentiality Agreement, shall survive such termination.

12.2

Information in Public Domain

The provisions of this Article 12 do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

12.3

Press Release

All public announcements relating to this Agreement or the transactions contemplated hereby shall be made at such time and in such manner as the Parties hereto shall mutually agree, except that nothing in this Agreement shall prevent a Party hereto from making any disclosure in connection with the transactions contemplated by this Agreement to the extent that in the opinion to counsel of such Party, such disclosure is required by law.

12.4

Confidentiality Agreement

The Parties agree that the Confidentiality Agreement will continue to be in effect between them , to the extent that the provisions contained therein do not conflict with the confidentiality provisions contained in this Agreement.

ARTICLE 13
DISPUTE RESOLUTION

13.1

Negotiation Period

If a dispute arises out of or relates to this Agreement, or the breach or validity thereof, or in respect of the legal relationship associated with or derived from this Agreement, and the dispute cannot be settled within 60 days through negotiation or mediation, then either Party may file an action seeking to resolve the dispute.

13.2

Jurisdiction and Venue

The Parties consent to the non-exclusive jurisdiction and venue of the federal and state courts of Las Vegas, Nevada for any action to interpret, enforce or seek damages under this Agreement.

ARTICLE 14
NOTICE

14.1

Notice

All invoices, notices, consents and demands under this Agreement will be in writing and may be delivered personally, transmitted by fax or email (with transmission confirmed by another recorded means), or may be forwarded by first class prepaid registered mail as follows:

Notices to CME will be given to the following address and fax number:

Carnegie Mining And Exploration, Inc.
c/o DeSanctis Bufete

Attn:  Claudia Rios Castro

P.O. Box 832-1729, WTC,

Suite 301, Third Floor

Tower B, P.H. Toresde las Americas

Urbanizacion Punta Pacifica

Panama, Republic of Panama

Facsimile:

(507) 213-1976

Email:

www.desanctisbufete.com

Notice to Tara Corp. or Tara Mexico will be given to the following address and fax number:

Tara Minerals Corp.

2162 Acorn Court

Wheaton, Illinois, 60189, USA

Facsimile:

(630) 597-2508
Attention:

Francis R. Biscan Jr.

or to such addresses as each Party may from time to time specify by notice.

Any notice will be deemed to have been given and received:

(a)

if personally delivered, then on the day of personal service to the recipient party, provided that if such date is a day other than a Business Day such notice will be deemed to have been given and received on the first Business Day following the date of personal service;

(b)

if by pre-paid registered mail, then the first Business Day, after the expiration of five (5) days following the date of mailing; or

(c)

if sent by facsimile transmission or e-mail and successfully transmitted prior to 4:00 pm on a Business Day where the recipient is located, then on that Business Day, and if transmitted after 4:00 pm on a Business Day where the recipient is located or on the day that is not a Business Day where the recipient is located, then on the first Business Day following the date of transmission.

ARTICLE 15
GENERAL

15.1

Termination

(a)

During the First Option Period, this Agreement may be terminated by CME at any time by providing Tara Corp. with 30 days notice.  Upon termination, CME shall have no further Expenditure commitment or rights or obligations thereunder.

(b)

This Agreement shall terminate automatically if CME does not exercise the First Option during the First Option Period, including any grace period provided for herein .

(c)

In the event that the First Option is terminated, CME will have 30 days to (a) deliver to Tara all data, reports and technical information prepared by or for it related to the Project upon receipt payment for work completed to date; and (b) vacate the Concession without any right to remove any vehicles, equipment, portable structures and other apparatus belonging to the Project and/or acquired towards the satisfaction of the Option.

(d)

In the event that the Second Option is exercised, then this Option Agreement shall terminate automatically, and the relationship of the Parties shall be governed by the Joint Venture Agreement.

15.2

Entire Agreement

This Agreement and the schedules hereto constitute the entire agreement among the Parties and supersedes and replaces any preliminary or other agreement or arrangement, whether oral or written, express or implied, statutory or otherwise heretofore existing among the Parties in respect of the subject matter of this Agreement, including without limitation the LOI.  This Agreement may not be amended or modified except by an instrument signed by each of the Parties.

15.3

Expenses

Each Party shall bear and be solely responsible for its own costs and expenses incurred in connection with this Agreement, the Joint Venture Agreement and the transactions contemplated herein and therein, except as otherwise provided herein.

15.4

 Area of Interest

(a)

If at any time after the Effective Date, either Party desires to acquire, or causes any other party to acquire, a mining concession or property (or any direct or indirect right, title or interest therein) (a “Mineral Interest”), which is located or lies wholly or partly within five (5) kilometers of the circumambient boundaries of any part of the Concessions as they exist as of the Operative Date (the “Area of Interest”), such Party shall notify the Management Committee of its intention to acquire such Mineral Interest and the Management Committee shall either unanimously approve or reject such transaction. The parties hereby acknowledge and agree that they will only acquire Mineral Interests that have been approved by the Management Committee as herein provided. The approval of the Management Committee shall include an approval of the purchase price, form of payment and other details of the acquisition transaction. Any Mineral Interest so acquired will be deemed to form part of the Don Roman Project for purposes of this Agreement.

(b)

if at any time after the Effective Date, either Party desires to acquire, or causes any other party to acquire, an iron ore concession or property (or any direct or indirect right, title or interest therein) (an “Iron Ore Mineral Interest”), which is located in Mexico then, such party shall notify the Management Committee of its intention to acquire such Iron Ore Mineral Interest and the Management Committee shall either unanimously approve or reject such transaction. If the Management Committee rejects or unanimous approval cannot be achieved for such acquisition, the Party desiring to acquire the Iron Ore Mineral Interest shall be free to proceed with the acquisition , provided, in the case of CME, that CME shall have exercised the First Option .  If unanimous  approval of the Management Committee is achieved, such approval shall include the purchase price, form of payment and other details of the acquisition transaction. Any Iron Ore Mineral Interest so acquired will be transferred to the Project upon exercise of the Option and shall form part of the Concessions and the Project and become subject to this Definitive Agreement Any Iron Ore Mineral Interest so acquired will be deemed to form part of the Iron Ore Properties for purposes of this Agreement.

(c)

If this Agreement is otherwise terminated for a reason other than formation of the JVC, then, for a period of two years after the termination of this Agreement, CME and each of its Affiliates will not acquire any Mineral Interests or located wholly or in part within the Area of Interest or Iron Ore Mineral Interests located in Mexico.

15.5

Other Activities and Interests

(a)

Other than as set out in Section 15.4 above, each party shall be free to conduct its business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, independently any without any communication, notice or reference to the other Party and neither Party will have the obligation to invite the other Party to participate in any negotiations, dealing or agreements with any third parties whether in Mexico or in any other jurisdiction.

(b)

Tara and CME each shall have all right of passage necessary to work on concessions other than the Concessions that it has any interest in.

15.6

No Waiver

No consent or waiver expressed or implied by any Party in respect of any breach or default by any other Party in the performance by such other Party of its obligations hereunder will be deemed or construed to be a consent to, or a waiver of, any other breach or default.

15.7

Further Assurances

The Parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in Tara Mexico and/or the Assets.

15.8

Manner of Payment

All payments to be made to any Party may be made by electronic wire at such bank or banks in Canada or Mexico as the Party may designate.  Such bank or banks will be deemed the agent of the designating Party for the purposes of receiving, collecting and receipting such payment.

15.9

Enurement

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

15.10

Special Remedies

CME shall be entitled to specific performance in the event of Tara Corp . ’s or Tara Mexico’s breach of the terms of this Agreement.  In addition, each of Tara Corp. and Tara Mexico agrees that its failure to comply with the covenants and restrictions set out in Section 5.5 (Abandonment during the Option Periods), Article 10 (Transfers) or Article 12 (Confidential Information) would constitute an injury and cause damage to CME, which is impossible to measure monetarily.  Therefore, in the event of any such failure, CME will, in addition and without prejudice to any other rights and remedies that it may have at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing the provisions of Section 5.5, Article 10 or Article 12, as the case may be, and each of Tara Corp. and Tara Mexico hereby waives any defence it may have in law to such injunctive or equitable relief.

15.11

No Strict Construction

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

15.12

Governing Law

This Agreement will be construed according to and governed by the laws in force in the State of Nevada and the applicable federal laws of the United States of America.

15.13

Time of the Essence

Time is of the essence in the performance of each obligation under this Agreement.

15.14

Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts, taken together, will be deemed to constitute one and the same instrument.  This Agreement may be signed and accepted by facsimile.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF this Agreement has been executed as of the date first above given.

TARA MINERALS CORP.
By:
Name:
Title:

AMERICAN METAL MINING, S.A. DE C.V.
By:
Name:
Title:

CARNEGIE MINING AND EXPLORATION, INC.
By:
Name:
Title:

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